EXHIBIT 1.1

A.G.P./Alliance Global Partners

590 Madison Avenue, 28th Floor

New York, New York 10022

Paulson Investment Company, LLC

40 Wall Street, 39th Floor

New York, New York 10005

May 11, 2023

Upexi, Inc.

17129 US Hwy 19 N.

Clearwater, Florida 33764

Attn: Allan Marshall

Re:	Placement Agency Agreement

Dear Mr. Marshall:

This letter agreement (the “Agreement”) constitutes the agreement between A.G.P./Alliance Global Partners and Paulson Investment Company, LLC, as co-lead placement agents (each a “Placement Agent” and collectively the “Placement Agents”), and Upexi, Inc., a Nevada corporation (the “Company”), that the Placement Agents shall serve as the exclusive lead co-placement agents for the Company, on a “reasonable best efforts” basis, in connection with the proposed placement (the “Placement”) of the Company’s shares of common stock, par value $0.001 per share (“Common Stock”).  The shares of Common Stock actually placed by the Placement Agents are referred to herein as the “Placement Agent Securities.”  The shares of Common Stock shall be offered and sold under the Company’s registration statement on Form S-3 (File No. 333-266000), which was declared effective by the Securities and Exchange Commission (the “Commission”) on July 12, 2022.  This Agreement and the documents executed and delivered by the Company and the Purchasers (as defined below) in connection with the Placement, including, without limitation, a securities purchase agreement (the “Purchase Agreement”), shall be collectively referred to herein as the “Transaction Documents.”  The terms of the Placement shall be mutually agreed upon by the Company and the purchasers listed in the Purchase Agreement (each, a “Purchaser” and collectively, the “Purchasers”), and nothing herein constitutes that the Placement Agents would have the power or authority to bind the Company or any Purchaser, or an obligation for the Company to issue any Placement Agent Securities or complete the Placement.  The Company expressly acknowledges and agrees that the Placement Agents’ obligations hereunder are on a reasonable best efforts basis only and that the execution of this Agreement does not constitute a commitment by either Placement Agent to purchase the Placement Agent Securities and does not ensure the successful placement of the Placement Agent Securities or any portion thereof or the success of either Placement Agent with respect to securing any other financing on behalf of the Company.  The Placement Agents may retain other brokers or dealers to act as sub-agents or selected-dealers on its behalf in connection with the Placement, subject to the prior written approval in each case of the Company.  Certain affiliates of the Placement Agents may participate in the Placement by purchasing some of the Placement Agent Securities.  The sale of Placement Agent Securities to any Purchaser will be evidenced by the Purchase Agreement between the Company and such Purchaser, in a form reasonably acceptable to the Company and the Purchaser. Capitalized terms that are not otherwise defined herein have the meanings given to such terms in the Purchase Agreement.  Prior to the signing of any Purchase Agreement, officers of the Company will be available to answer inquiries from prospective Purchasers.

1

SECTION 1. REPRESENTATIONS AND WARRANTIES OF THE COMPANY; COVENANTS OF THE COMPANY.

A.

Representations of the Company.  With respect to the Placement Agent Securities, each of the representations and warranties (together with any related disclosure schedules thereto) and covenants made by the Company to the Purchasers in the Purchase Agreement in connection with the Placement, is hereby incorporated herein by reference into this Agreement (as though fully restated herein) and is, as of the date of this Agreement and as of the Closing Date, hereby made to, and in favor of, the Placement Agents.  In addition to the foregoing, the Company represents and warrants that there are no affiliations with any Financial Industry Regulatory Authority (“FINRA”) member firm participating in the Placement among the Company’s officers, directors or, to the knowledge of the Company, any five percent (5.0%) or greater stockholder of the Company.

B.

Placement Agent Warrants.  The  Placement Agent Warrants (as defined below) have been duly authorized by the Company and when executed and delivered by the Company in accordance with the terms thereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law. In addition, the shares of Common Stock issuable upon exercise of the Placement Agent Warrants are duly authorized and, when issued and paid for in accordance with the Placement Agent Warrants, will be duly and validly issued, fully paid and non-assessable, free and clear of all Liens imposed by the Company. The Company has reserved from its duly authorized capital stock the maximum number of shares of Common Stock issuable pursuant to the Placement Agent Warrants.

C.

Covenants of the Company.  The Company covenants and agrees to continue to retain (i) a firm of Public Company Accounting Oversight Board independent registered public accountants for a period of at least two (2) years after the Closing Date and (ii) a reputable transfer agent for a period of two (2) years after the Closing Date, provided the Company is then subject to the reporting requirement of the Exchange Act (as defined below).  Furthermore, for ninety (90) days after the Closing Date, the Company shall not, without the prior written consent of the Placement Agents (i) issue, enter into any agreement to issue or announce the issuance or proposed issuance of any shares of Common Stock or (ii) file any registration statement or amendment or supplement thereto, other than the Preliminary Prospectus, the Prospectus or a registration statement on Form S-8 in connection with any employee benefit plan; provided, however, such restrictions shall not apply with respect to an Exempt Issuance.

SECTION 2. REPRESENTATIONS OF THE PLACEMENT AGENT. Each Placement Agent represents and warrants that it (i) is a member in good standing of the FINRA, (ii) is registered as a broker/dealer under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (iii) is licensed as a broker/dealer under the laws of the United States of America, applicable to the offers and sales of the Placement Agent Securities by such Placement Agent, (iv) is and will be a corporate body validly existing under the laws of its place of incorporation, and (v) has full power and authority to enter into and perform its obligations under this Agreement. The Placement Agents will immediately notify the Company in writing of any change in its status with respect to subsections (i) through (v) above. Each Placement Agent covenants that it will use its reasonable best efforts to conduct the Placement hereunder in compliance with the provisions of this Agreement and the requirements of applicable law.

2

SECTION 3. COMPENSATION. A. In consideration of the services to be provided for hereunder, the Company shall pay to the Placement Agents and/or their respective designees a cash fee of 8.0% of the aggregate purchase price paid by any and all Purchasers at the Closing (the “Cash Fee”). In addition, the Company hereby agrees to issue and sell to the Placement Agents (and/or their designees) on the Closing Date, warrants (the “Placement Agent Warrants”) for the purchase of shares of Common Stock, representing 8.0% of the aggregate number of Shares sold in the Placement. The Placement Agent Warrants shall be in substantially the form attached hereto as Exhibit A, shall be exercisable, in whole or in part, commencing on a date which is one hundred eighty (180) days after the pricing of the Placement (the “Initial Exercise Date”) and expiring on the five (5) year anniversary of the pricing of the Placement, at an initial exercise price per share of Common Stock equal to 110.0% of the market price of the Common Stock on the date of this Agreement. The terms of the Placement Agent Warrants shall comply, in all respects with the requirements of FINRA. The Placement Agents understand and agree that there are significant restrictions pursuant to FINRA Rule 5110 against transferring the Placement Agent Warrants and the underlying shares of Common Stock prior to the Initial Exercise Date and by its acceptance thereof the Placement Agents hereby agree that each will not sell, transfer, assign, pledge or hypothecate the Placement Agent Warrants, or any portion thereof, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of such securities for a period of one hundred eighty (180) days after the pricing of the Placement to anyone other than (i) another placement agent (if any) in connection with the Placement, (ii) a bona fide officer, partner, registered person or affiliate of the Placement Agent or of any such placement agent, or (iii) as otherwise expressly permitted by FINRA Rule 5110(e); and only if any such transferee agrees to the foregoing lock-up restrictions.

B. The Placement Agents shall be entitled to compensation set forth in Section 3.A calculated in the manner set forth above, with respect to any public or private offering or other financing or capital-raising transaction of any kind to the extent that such financing is both (i) provided to the Company by investors that were, during the term (the “Term”) of the engagement letter, dated April 24, 2023, by and between the Company and A.G.P. (the “Engagement Letter”) and prior to the earlier of A.G.P.’s receipt of a termination notice under Section B of the Engagement Letter and the end of the Term, brought “over-the-wall” by the Placement Agents or were contacted by the Placement Agents, and (ii) such financing is consummated at any time within the twelve (12) month period following the expiration or termination of the Engagement Agreement. Notwithstanding anything to the contrary herein, the compensation due under this Section 3.B. shall expressly not include any stock or equity of the Company issued to its officers, directors, employees or consultants.

3

SECTION 4. EXPENSES. The Company agrees to pay all costs, fees and expenses incurred by the Company in connection with the performance of its obligations hereunder and in connection with the transactions contemplated hereby, including, without limitation: (i) all expenses incident to the issuance, delivery and qualification of the Placement Agent Securities (including all printing and engraving costs); (ii) all fees and expenses of the transfer agent; (iii) all necessary issue, transfer and other stamp taxes in connection with the issuance and sale of the Placement Agent Securities; (iv) all fees and expenses of the Company’s counsel, independent public or certified public accountants and other advisors; (v) all costs and expenses incurred in connection with the preparation, printing, filing, shipping and distribution of the Registration Statement (including financial statements, exhibits, schedules, consents and certificates of experts), the Preliminary Prospectus and the Prospectus, and all amendments and supplements thereto, and this Agreement; (vi) all filing fees, reasonable attorneys’ fees and expenses incurred by the Company in connection with qualifying or registering (or obtaining exemptions from the qualification or registration of) all or any part of the Placement Agent Securities for offer and sale under the state securities or blue sky laws or the securities laws of any other country; (vii) the fees and expenses associated with including the Placement Agent Securities on the Trading Market; (viii) up to $75,000 for accountable expenses related to legal fees of counsel to the Placement Agents; and (ix) non-accountable expenses, including, but not limited to, IPREO software related expenses, background check, tombstones, marketing related expenses, including roadshow, travel, and clearing expenses, and any other non-accountable expenses incurred by the Placement Agents in connection with the Placement; provided, however, that such reimbursement for non-accountable expenses shall not exceed $5,000 (provided, however, that such expense cap in no way limits or impairs the indemnification and contribution provisions of this Agreement). The Placement Agents reserve the right to reduce any item of compensation or adjust the terms thereof as specified herein in the event that a determination shall be made by FINRA to the effect that the Placement Agents’ aggregate compensation is in excess of FINRA Rules or that the terms thereof require adjustment.

SECTION 5. INDEMNIFICATION.

A.

To the extent permitted by law, with respect to the Placement Agent Securities, the Company shall indemnify and hold harmless the Placement Agents and their respective affiliates, agents, stockholders, directors, officers, employees, members and controlling persons (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) (each such entity or person, an “Indemnified Person”) from and against all claims, actions, suits, proceedings (including those of stockholders), damages, costs and liabilities (collectively, “Claims”), and shall reimburse each Indemnified Person for all reasonable fees and expenses (including the reasonable fees and expenses of counsel) (collectively, the “Expenses”) as they are incurred by an Indemnified Person in investigating, preparing, pursuing or defending any Claim, whether or not an Indemnified Person is a party thereto, that is caused by, arises out of, or is based upon (i) any untrue statements made or any statements omitted to be made in the Registration Statement, the Preliminary Prospectus or the Prospectus, or by any omission or alleged omission to state therein a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (other than untrue statements or alleged untrue statements in, or omissions or alleged omissions from, information relating to an Indemnified Person furnished in writing by or on behalf of such Indemnified Person expressly for use in the Registration Statement, Preliminary Prospectus or any Prospectus) or (ii) any other actions taken or omitted to be taken by the Company or any Indemnified Person in connection with this Agreement; provided, however, the Company will not be responsible for any Claims or Expenses of any Indemnified Person that are judicially determined to have resulted directly from such Indemnified Person’s (x) willful misconduct, violation of law or gross negligence in connection with any of the action, inaction or the services described herein, or (y) use of any offering materials or information concerning the Company in connection with the offer or sale of the Placement Agent Securities in the Placement, which were not authorized for such use by the Company and which use constitutes gross negligence, violation of law or willful misconduct.

4

B.

Promptly after receipt by such Placement Agent of notice of any claim or the commencement of any action or proceeding with respect to which any Indemnified Person is entitled to indemnity hereunder, such Placement Agent will notify the Company in writing of such claim or of the commencement of such action or proceeding, but failure to so notify the Company shall not relieve the Company from any obligation it may have hereunder, except and only to the extent such failure results in the forfeiture by the Company of substantial rights and defenses.  If the Company so elects or is requested by such Placement Agent, the Company will assume the defense of such action or proceeding and will employ counsel reasonably satisfactory to the Placement Agent and will pay the fees and expenses of such counsel.  Notwithstanding the preceding sentence, each Placement Agent will be entitled to employ its own counsel separate from counsel for the Company and from any other party in such action if counsel for each Placement Agent reasonably determines that it would be inappropriate under the applicable rules of professional responsibility for the same counsel to represent both the Company and each Placement Agent.  In such event, the reasonable fees and disbursements of no more than one such separate counsel will be paid by the Company, in addition to fees of local counsel.

C.

The Company may not settle, compromise or consent to the entry of any judgment in any pending or threatened Claim, in which indemnification may be sought hereunder (whether or not any Indemnified Person is an actual or potential party thereto), without the prior written consent of the applicable Placement Agent (which will not be unreasonably delayed or withheld) unless such settlement, compromise or consent provides for an unconditional and irrevocable release of each Indemnified Person from any and all liability arising out of such Claim.

D.

The Company agrees to notify the Placement Agents promptly of the assertion against it or any other person of any Claim or the commencement of any action or proceeding relating to a transaction contemplated by this Agreement.

E.

If for any reason the foregoing indemnity is unavailable to the Placement Agents or insufficient to hold the Placement Agents harmless, then the Company shall contribute to the amount paid or payable by the Placement Agents as a result of such Claim or Expenses in such proportion as is appropriate to reflect (a) the relative benefits to the Company on the one hand, and each Placement Agent on the other hand, in connection with the Placement, (b) the relative fault of the parties, and (c) other equitable considerations; provided, however, that in no event shall the amount to be contributed by the Placement Agents exceed the fees actually received by the Placement Agents under this Agreement. Notwithstanding the immediately preceding sentence, to the extent the exception to indemnification contemplated by Paragraph A of this Section applies with respect to the Placement Agents, the Company shall contribute to the amount paid or payable by the Placement Agents as a result of such Claim or Expenses in such proportion as is appropriate to reflect the relative fault of the Company, on the one hand, and the Placement Agents, on the other hand, in connection with the matters contemplated by the Agreement; provided, however, that in no event shall the amount to be contributed by Placement Agents exceed the fees actually received by Placement Agents under the Agreement.  The Company agrees that for the purposes of this paragraph the relative benefits to the Company and the Placement Agents of the contemplated transaction (whether or not such transaction is consummated) shall be deemed to be in the same proportion that the aggregate cash consideration payable (or contemplated to be payable) in such transaction bears to the fees paid or payable to the Placement Agents under the Agreement.

5

F.

These indemnification provisions shall remain in full force and effect whether or not the transaction contemplated by this Agreement is completed, survive the termination of this Agreement, and be in addition to any liability that the Company might otherwise have to any Indemnified Person.

SECTION 6. ENGAGEMENT TERM.  The engagement of the Placement Agents hereunder will be until the earlier of the Closing Date and May 24, 2023.  The date of termination of this Agreement is referred to herein as the “Termination Date.”  In the event, however, in the course of the Placement Agents’ performance of due diligence it deems, it necessary to terminate the engagement, the Placement Agents may do so prior to the Termination Date.  The Company may elect to terminate the engagement hereunder for any reason prior to the Termination Date but will remain responsible for fees pursuant to Section 3 hereof with respect to the Placement Agent Securities if sold in the Placement.  Notwithstanding anything to the contrary contained herein, the provisions concerning confidentiality, indemnification and contribution contained herein, as well as provisions in Sections 10 – 16 hereof will survive any expiration or termination of this Agreement.  If this Agreement is terminated prior to the completion of the Placement, all fees and expenses due to the Placement Agents as set forth in Section 3 and Section 4 shall be paid by the Company to the Placement Agents on or before the Termination Date (in the event such fees are earned or owed as of the Termination Date).  The Placement Agents agree not to use any confidential information concerning the Company provided to the Placement Agents by the Company for any purposes other than those contemplated under this Agreement.

SECTION 7. PLACEMENT AGENT INFORMATION.  The Company agrees that any information or advice rendered by the Placement Agents in connection with this engagement is for the confidential use of the Company only in its evaluation of the Placement and, except as otherwise required by law, the Company will not disclose or otherwise refer to the advice or information in any manner without the Placement Agents’ prior written consent.

SECTION 8. NO FIDUCIARY RELATIONSHIP.  This Agreement does not create, and shall not be construed as creating rights enforceable by any person or entity not a party hereto, except those entitled hereto by virtue of the indemnification provisions hereof.  The Company acknowledges and agrees that neither Placement Agent is and neither shall be construed as a fiduciary of the Company and shall have no duties or liabilities to the equity holders or the creditors of the Company or any other person by virtue of this Agreement or the retention of the Placement Agents hereunder, all of which are hereby expressly waived.

6

SECTION 9. CLOSING.  The obligations of the Placement Agents, and the closing of the sale of the Placement Agent Securities hereunder are subject to the accuracy, when made and on the Closing Date, of the representations and warranties on the part of the Company contained herein and in the Purchase Agreement, to the performance by the Company of its obligations hereunder and in the Purchase Agreement, and to each of the following additional terms and conditions, except as otherwise disclosed to and acknowledged and waived by the Placement Agents:

A.

All corporate proceedings and other legal matters incident to the authorization, form, execution, delivery and validity of each of this Agreement, the Placement Agent Securities, and all other legal matters relating to this Agreement and the transactions contemplated hereby with respect to the Placement Agent Securities shall be reasonably satisfactory in all material respects to the Placement Agents.

B.

The Placement Agents shall have received from the Company’s counsel, Dickinson Wright PLLC, such counsel’s written opinion with respect to the Placement Agent Securities and Placement Agent Warrants and Placement Agent Warrant Shares, addressed to the Placement Agents and the Purchasers and dated as of the Closing Date, in form and substance reasonably satisfactory to the Placement Agents.

C.

The Placement Agents shall have received an executed FINRA questionnaire from each of the Company and the Company’s executive officers, directors and 5% or greater securityholders as well as executed Lock-Up Agreements from the Company’s executive officers and directors.

D.

Shares of Common Stock sold in the Placement, including shares of Common Stock issuable upon the exercise of the Warrants and Placement Agent Warrants, may be registered under the Exchange Act.  The Company shall have taken no action designed to, or likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or delisting or suspending from trading the Common Stock from the Trading Market or other applicable U.S. national exchange, nor has the Company received any information suggesting that the Commission or the Trading Market or other U.S. applicable national exchange is contemplating terminating such registration or listing, except as disclosed in the Registration Statement, the Preliminary Prospectus and the Prospectus.

E.

No action shall have been taken and no statute, rule, regulation or order shall have been enacted, adopted or issued by any governmental agency or body which would, as of the Closing Date, prevent the issuance or sale of the Placement Agent Securities or Placement Agent Warrants or materially and adversely affect or potentially and adversely affect the business or operations of the Company; and no injunction, restraining order or order of any other nature by any federal or state court of competent jurisdiction shall have been issued as of the Closing Date which would prevent the issuance or sale of the Placement Agent Securities or materially and adversely affect or potentially and adversely affect the business or operations of the Company.

F.

The Company shall have entered into a Purchase Agreement with each of the Purchasers of the Placement Agent Securities and such agreements shall be in full force and effect and shall contain representations, warranties and covenants of the Company as agreed upon between the Company and the Purchasers.

G.

FINRA shall have raised no objection to the fairness and reasonableness of the terms and arrangements of this Agreement.  In addition, the Company shall, if requested by either Placement Agent, make or authorize Placement Agents’ counsel to make on the Company’s behalf, any filing with the FINRA Corporate Financing Department pursuant to FINRA Rule 5110 with respect to the Placement and pay all filing fees required in connection therewith.

H.

The Placement Agents shall have received a cold comfort letter, addressed to the Placement Agents from BF Borgers CPA PC, the registered independent public accounting firm of the Company, in form and substance reasonably satisfactory in all material respects to the Placement Agents.

7

I.

The Placement Agents shall have received customary certificates of the Company’s executive officers, as to the accuracy of the representations and warranties contained in the Purchase Agreement, and a certificate of the Company’s secretary certifying (i) that the Company’s charter documents are true and complete, have not been modified and are in full force and effect; (ii) that the resolutions of the Company’s Board of Directors relating to the Placement are in full force and effect and have not been modified; and (iii) as to the incumbency of the officers of the Company.

If any of the conditions specified in this Section 9 shall not have been fulfilled when and as required by this Agreement, all obligations of the Placement Agents hereunder may be cancelled by the Placement Agents at, or at any time prior to, the Closing Date.  Notice of such cancellation shall be given to the Company in writing or orally. Any such oral notice shall be confirmed promptly thereafter in writing.

SECTION 10. GOVERNING LAW. This Agreement will be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements made and to be performed entirely in such State, without regard to principles of conflicts of law.  This Agreement may not be assigned by either party without the prior written consent of the other party.  This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and permitted assigns.  Any right to trial by jury with respect to any dispute arising under this Agreement or any transaction or conduct in connection herewith is waived.  Any dispute arising under this Agreement may be brought into the courts of the State of New York or into the Federal Court located in New York, New York and, by execution and delivery of this Agreement, the Company hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of aforesaid courts.  Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by delivering a copy thereof via overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  If either party shall commence an action or proceeding to enforce any provisions of this Agreement, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorney’s fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

SECTION 11. ENTIRE AGREEMENT/MISCELLANEOUS.  This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings, relating to the subject matter hereof. If any provision of this Agreement is determined to be invalid or unenforceable in any respect, such determination will not affect such provision in any other respect or any other provision of this Agreement, which will remain in full force and effect.  This Agreement may not be amended or otherwise modified or waived except by an instrument in writing signed by both of the Placement Agents and the Company.  The representations, warranties, agreements and covenants contained herein shall survive the Closing Date of the Placement and delivery of the Placement Agent Securities for the applicable statute of limitations.  This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission or a .pdf format file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or .pdf signature page were an original thereof.

8

SECTION 12. NOTICES.  Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is sent to the email address specified on the signature pages attached hereto prior to 6:30 p.m. (New York City time) on a business day, (b) the next business day after the date of transmission, if such notice or communication is sent to the email address on the signature pages attached hereto on a day that is not a business day or later than 6:30 p.m. (New York City time) on any business day, (c) the third business day following the date of mailing, if sent by an internationally recognized air courier service, or (d) upon actual receipt by the party to whom such notice is required to be given.  The address for such notices and communications shall be as set forth on the signature pages hereto.

SECTION 13. PRESS ANNOUNCEMENTS. The Company agrees that the Placement Agents shall, on and after the Closing Date, have the right to reference the Placement and each Placement Agent’s role in connection therewith in such Placement Agent’s marketing materials and on its website and to place advertisements in financial and other newspapers and journals, in each case at its own expense.

SECTION 14. PAYMENTS. All payments made or deemed to be made by the Company to each Placement Agent, its affiliates, stockholders, directors, officers, employees, members and controlling persons (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) (each, a “Payee”), if any, will be made without withholding or deduction for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature (other than taxes on net income or similar taxes) imposed or levied by or on behalf of the United States or any political subdivision or any taxing authority thereof or therein unless the Company is or becomes required by law to withhold or deduct such taxes, duties, assessments or other governmental charges.  In such event, the Company will pay such additional amounts as will result, after such withholding or deduction, in the receipt by the Payee of the amounts that would otherwise have been receivable in respect thereof.  For the avoidance of doubt, all sums payable, paid or deemed payable under this Agreement shall be considered exclusive of value added tax, sales tax or other similar taxes which shall be borne by, paid, collected and remitted by the Company in accordance with applicable law.

[The remainder of this page has been intentionally left blank.]

9

Please confirm that the foregoing correctly sets forth our agreement by signing and returning to the Placement Agents the enclosed copy of this Agreement.

Very truly yours,

A.G.P./ALLIANCE GLOBAL PARTNERS

By:
Name:	Thomas Higgins
Title:	Managing Director

Address for notice:
590 Madison Avenue 28th Floor New York, New York 10022 Attn: Thomas Higgins Email: thiggins@allianceg.com

PAULSON Investment Company, LLC

By:
Name:	Marta Wypach
Title:	Head of Investment Banking

Address for notice:
40 Wall Street, 39th Floor New York, New York 10005 Attn: Marta Wypych Email: mwypych@paulsoninvestment.com

[Signature Page to Placement Agency Agreement]

10

Accepted and Agreed to as of the date first written above:

UPEXI, INC.

By:
Name: Allan Marshall Title: Chief Executive Officer

Address for notice:

17129 US Hwy 19 N.

Clearwater, Florida 33764

Attention: Allan Marshall, Chief Executive Officer

Email: allan@upexi.com

[Signature Page to Placement Agency Agreement]

11

Exhibit A

Form of Placement Agent Warrant

NEITHER THIS SECURITY NOR THE SECURITIES FOR WHICH THIS SECURITY IS EXERCISABLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THIS SECURITY AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.

THE REGISTERED HOLDER OF THIS PURCHASE WARRANT BY ITS ACCEPTANCE HEREOF, AGREES THAT IT WILL NOT SELL, TRANSFER OR ASSIGN THIS PURCHASE WARRANT EXCEPT AS HEREIN PROVIDED AND THE REGISTERED HOLDER OF THIS PURCHASE WARRANT AGREES THAT IT WILL NOT SELL, TRANSFER, ASSIGN, PLEDGE OR HYPOTHECATE THIS PURCHASE WARRANT FOR A PERIOD OF ONE HUNDRED EIGHTY DAYS FOLLOWING THE DATE OF THE PURCHASE AGREEMENT (AS DEFINED BELOW) TO ANYONE OTHER THAN (I) A PLACEMENT AGENT IN CONNECTION WITH THE OFFERING, OR (II) A BONA FIDE OFFICER OR PARTNER OF A PLACEMENT AGENT.

THIS PURCHASE WARRANT IS NOT EXERCISABLE PRIOR TO [________________] [DATE THAT IS 180 DAYS FROM THE DATE OF THE PURCHASE AGREEMENT]. VOID AFTER 5:00 P.M., EASTERN TIME, [___________________] [THE DATE THAT IS 4.5 YEARS FROM THE INITIAL EXERCISE DATE].

PLACEMENT AGENT COMMON STOCK PURCHASE WARRANT

Upexi, Inc.

Warrant Shares: [_____]	Original Issuance Date: [____], 2023 Initial Exercise Date: [____], 2023[1]

THIS PLACEMENT AGENT COMMON STOCK PURCHASE WARRANT (the “Warrant”) certifies that, for value received, [____] or his, her or its assigns (the “Holder”) is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time on or [____], 2023 (the “Initial Exercise Date”)1 and on or prior to 5:00 p.m. (New York City time) on [____], 2028 (the “Termination Date”), but not thereafter, to subscribe for and purchase from Upexi, Inc., a Nevada corporation (the “Company”), up to [____] shares (as subject to adjustment hereunder, the “Warrant Shares”) of Common Stock. The purchase price of one share of Common Stock under this Warrant shall be equal to the Exercise Price, as defined in Section 2(b). This Warrant is being issued pursuant to that certain Placement Agency Agreement, dated as of May [__], 2023, by and among A.G.P./Alliance Global Partners, Paulson Investment Company, LLC and the Company.

______________________________

1 180 days following the date of the Purchase Agreement

12

Section 1. Definitions. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in that certain Securities Purchase Agreement (the “Purchase Agreement”), dated May [__], 2023, among the Company and the purchasers signatory thereto.

Section 2. Exercise.

a) Exercise of Warrant. Exercise of the purchase rights represented by this Warrant may be made, in whole or in part, at any time or times on or after the Initial Exercise Date and on or before the Termination Date by delivery to the Company of a duly executed facsimile copy or PDF copy submitted by e-mail (or e-mail attachment) of the Notice of Exercise in the form annexed hereto (the “Notice of Exercise”). Within the earlier of (i) two (2) Trading Days and (ii) the number of Trading Days comprising the Standard Settlement Period (as defined in Section 2(d)(i) herein) following the date of exercise as aforesaid, the Holder shall deliver the aggregate Exercise Price for the Warrant Shares specified in the applicable Notice of Exercise by wire transfer or cashier’s check drawn on a United States bank unless the cashless exercise procedure specified in Section 2(c) below is specified in the applicable Notice of Exercise. No ink-original Notice of Exercise shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Exercise be required. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company until the Holder has purchased all of the Warrant Shares available hereunder and the Warrant has been exercised in full, in which case, the Holder shall surrender this Warrant to the Company for cancellation within three (3) Trading Days of the date on which the final Notice of Exercise is delivered to the Company. Partial exercises of this Warrant resulting in purchases of a portion of the total number of Warrant Shares available hereunder shall have the effect of lowering the outstanding number of Warrant Shares purchasable hereunder in an amount equal to the applicable number of Warrant Shares purchased as set forth in the applicable Notice(s) of Exercise. The Holder and the Company shall maintain records showing the number of Warrant Shares purchased and the date of such purchases. The Company shall deliver any objection to any Notice of Exercise within one (1) Business Day of receipt of such notice. The Holder and any assignee, by acceptance of this Warrant, acknowledge and agree that, by reason of the provisions of this paragraph, following the purchase of a portion of the Warrant Shares hereunder, the number of Warrant Shares available for purchase hereunder at any given time may be less than the amount stated on the face hereof.

b) Exercise Price. The exercise price per share of Common Stock under this Warrant shall be $[___], subject to adjustment hereunder (the “Exercise Price”).

13

c) Cashless Exercise. This Warrant may be exercised, in whole or in part by means of a “cashless exercise” in which the Holder shall be entitled to receive a number of Warrant Shares equal to the quotient obtained by dividing [(A-B) (X)] by (A), where:

(A) =

as applicable: (i) the VWAP on the Trading Day immediately preceding the date of the applicable Notice of Exercise if such Notice of Exercise is (1) both executed and delivered pursuant to Section 2(a) hereof on a day that is not a Trading Day or (2) both executed and delivered pursuant to Section 2(a) hereof on a Trading Day prior to the opening of “regular trading hours” (as defined in Rule 600(b) of Regulation NMS promulgated under the federal securities laws) on such Trading Day, (ii) at the option of the Holder, either (y) the VWAP on the Trading Day immediately preceding the date of the applicable Notice of Exercise or (z) the Bid Price of the Common Stock on the principal Trading Market as reported by Bloomberg L.P. (“Bloomberg”) as of the time of the Holder’s execution of the applicable Notice of Exercise if such Notice of Exercise is executed during “regular trading hours” on a Trading Day and is delivered within two (2) hours thereafter (including until two (2) hours after the close of “regular trading hours” on a Trading Day) pursuant to Section 2(a) hereof or (iii) the VWAP on the date of the applicable Notice of Exercise if the date of such Notice of Exercise is a Trading Day and such Notice of Exercise is both executed and delivered pursuant to Section 2(a) hereof after the close of “regular trading hours” on such Trading Day;

(B) =	the Exercise Price of this Warrant, as adjusted hereunder; and

(X) =

the number of Warrant Shares that would be issuable upon exercise of this Warrant in accordance with the terms of this Warrant if such exercise were by means of a cash exercise rather than a cashless exercise.

If Warrant Shares are issued in such a cashless exercise, the parties acknowledge and agree that in accordance with Section 3(a)(9) of the Securities Act, the Warrant Shares shall take on the registered characteristics of the Warrants being exercised. The Company agrees not to take any position contrary to this Section 2(c).

“Bid Price” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the bid price of the Common Stock for the time in question (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if OTCQB or OTCQX is not a Trading Market, the volume VWAP of the Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Stock are then reported on The Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Purchasers of a majority in interest of the Securities then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

14

“Trading Day” means any day on which the Trading Market is open for trading, including any day on which the Trading Market is open for trading for a period of time less than the customary time.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Stock are then reported on The Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Purchasers of a majority in interest of the Securities then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

Notwithstanding anything herein to the contrary, on the Termination Date, this Warrant shall be automatically exercised via cashless exercise pursuant to this Section 2(c).

d) Mechanics of Exercise.

i. Delivery of Warrant Shares Upon Exercise. The Company shall cause the Warrant Shares purchased hereunder to be transmitted by the Transfer Agent to the Holder by crediting the account of the Holder’s or its designee’s balance account with The Depository Trust Company through its Deposit or Withdrawal at Custodian system (“DWAC”) if the Company is then a participant in such system and either (A) there is an effective registration statement permitting the issuance of the Warrant Shares to or resale of the Warrant Shares by the Holder or (B) the Warrant Shares are eligible for resale by the Holder without volume or manner-of-sale limitations pursuant to Rule 144 (assuming cashless exercise of the Warrants), and otherwise by physical delivery of a certificate, registered in the Company’s share register in the name of the Holder or its designee, for the number of Warrant Shares to which the Holder is entitled pursuant to such exercise to the address specified by the Holder in the Notice of Exercise by the date that is the earliest of (i) two (2) Trading Days after the delivery to the Company of the Notice of Exercise, (ii) one (1) Trading Day after delivery of the aggregate Exercise Price to the Company and (iii) the number of Trading Days comprising the Standard Settlement Period after the delivery to the Company of the Notice of Exercise (such date, the “Warrant Share Delivery Date”). Upon delivery of the Notice of Exercise, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date of delivery of the Warrant Shares, provided that payment of the aggregate Exercise Price (other than in the case of a cashless exercise) is received within the earlier of (i) two (2) Trading Days and (ii) the number of Trading Days comprising the Standard Settlement Period following delivery of the Notice of Exercise. If the Company fails for any reason to deliver to the Holder the Warrant Shares subject to a Notice of Exercise by the Warrant Share Delivery Date, the Company shall pay to the Holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of Warrant Shares subject to such exercise (based on the VWAP of the Common Stock on the date of the applicable Notice of Exercise), $10 per Trading Day (increasing to $20 per Trading Day on the third Trading Day after the Warrant Share Delivery Date) for each Trading Day after such Warrant Share Delivery Date until such Warrant Shares are delivered or Holder rescinds such exercise. The Company agrees to maintain a registrar (which may be the Transfer Agent) that is a participant in the FAST program so long as this Warrant remains outstanding and exercisable. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Company’s primary Trading Market with respect to the Common Stock as in effect on the date of delivery of the Notice of Exercise. Notwithstanding the foregoing, with respect to any Notice(s) of Exercise delivered on or prior to 12:00 p.m. (New York City time) on the Initial Exercise Date, which may be delivered at any time after the time of execution of the Purchase Agreement, the Company agrees to deliver or cause to be delivered the Warrant Shares subject to such notice(s) by 4:00 p.m. (New York City time) on the Initial Exercise Date and the Initial Exercise Date shall be the Warrant Share Delivery Date for purposes hereunder, provided that payment of the aggregate Exercise Price (other than in the case of a cashless exercise) is received by such Warrant Share Delivery Date.

15

ii. Delivery of New Warrants Upon Exercise. If this Warrant shall have been exercised in part, the Company shall, at the request of a Holder and upon surrender of this Warrant certificate, at the time of delivery of the Warrant Shares, deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unpurchased Warrant Shares called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant.

iii. Rescission Rights. If the Company fails to cause the Transfer Agent to transmit to the Holder the Warrant Shares pursuant to Section 2(d)(i) by the Warrant Share Delivery Date, then the Holder will have the right to rescind such exercise.

iv. Compensation for Buy-In on Failure to Timely Deliver Warrant Shares Upon Exercise. In addition to any other rights available to the Holder, if the Company fails to cause the Transfer Agent to transmit to the Holder the Warrant Shares in accordance with the provisions of Section 2(d)(i) above pursuant to an exercise on or before the Warrant Share Delivery Date, and if after such date the Holder is required by its broker to purchase (in an open market transaction or otherwise) or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Warrant Shares which the Holder anticipated receiving upon such exercise (a “Buy-In”), then the Company shall (A) pay in cash to the Holder the amount, if any, by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (1) the number of Warrant Shares that the Company was required to deliver to the Holder in connection with the exercise at issue times (2) the price at which the sell order giving rise to such purchase obligation was executed, and (B) at the option of the Holder, either reinstate the portion of the Warrant and equivalent number of Warrant Shares for which such exercise was not honored (in which case such exercise shall be deemed rescinded) or deliver to the Holder the number of shares of Common Stock that would have been issued had the Company timely complied with its exercise and delivery obligations hereunder. For example, if the Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted exercise of shares of Common Stock with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (A) of the immediately preceding sentence the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In and, upon request of the Company, evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver shares of Common Stock upon exercise of the Warrant as required pursuant to the terms hereof.

v. No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such exercise, the Company shall, at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Exercise Price or round up to the next whole share.

16

vi. Charges, Taxes and Expenses. The issuance and delivery of Warrant Shares shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such Warrant Shares, all of which taxes and expenses shall be paid by the Company, and such Warrant Shares shall be issued in the name of the Holder or in such name or names as may be directed by the Holder; provided, however, that, in the event that Warrant Shares are to be issued in a name other than the name of the Holder, this Warrant when surrendered for exercise shall be accompanied by the Assignment Form attached hereto duly executed by the Holder and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto. The Company shall pay all Transfer Agent fees required for same-day processing of any Notice of Exercise and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Warrant Shares.

vii. Closing of Books. The Company will not close its stockholder books or records in any manner which prevents the timely exercise of this Warrant, pursuant to the terms hereof.

e) Holder’s Exercise Limitations. The Company shall not effect any exercise of this Warrant, and a Holder shall not have the right to exercise any portion of this Warrant, pursuant to Section 2 or otherwise, to the extent that after giving effect to such issuance after exercise as set forth on the applicable Notice of Exercise, the Holder (together with (i) the Holder’s Affiliates, (ii) any other Persons acting as a group together with the Holder or any of the Holder’s Affiliates, and (iii) any other Persons whose beneficial ownership of the shares of Common Stock would or could be aggregated with the Holder’s for the purposes of Section 13(d) (such Persons, “Attribution Parties”)), would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its Affiliates and Attribution Parties shall include the number of Warrant Shares issuable upon exercise of this Warrant with respect to which such determination is being made, but shall exclude the number of Warrant Shares which would be issuable upon (i) exercise of the remaining, nonexercised portion of this Warrant beneficially owned by the Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any other Common Stock Equivalents) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 2(e), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by the Holder that the Company is not representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 2(e) applies, the determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of which portion of this Warrant is exercisable shall be in the sole discretion of the Holder, and the submission of a Notice of Exercise shall be deemed to be the Holder’s determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of which portion of this Warrant is exercisable, in each case subject to the Beneficial Ownership Limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 2(e), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Company’s most recent periodic or annual report filed with the Securities and Exchange Commission (the “Commission”), as the case may be, (B) a more recent public announcement by the Company or (C) a more recent written notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Holder, the Company shall within one Trading Day confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be [4.99%/9.99%] of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of the Warrant Shares issuable upon exercise of this Warrant. The Holder, upon notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 2(e), provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of Warrant Shares upon exercise of this Warrant held by the Holder and the provisions of this Section 2(e) shall continue to apply. Any increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Company. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 2(e) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of this Warrant.

17

Section 3. Certain Adjustments.

a) Stock Dividends and Splits. If the Company, at any time while this Warrant is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company upon exercise of this Warrant), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues by reclassification of shares of the Common Stock any shares of capital stock of the Company, then in each case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event, and the number of shares issuable upon exercise of this Warrant shall be proportionately adjusted such that the aggregate Exercise Price of this Warrant shall remain unchanged. Any adjustment made pursuant to this Section 3(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re‑classification.

b) Reserved.

c) Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 3(a) above, if at any time the Company grants, issues or sells any Common Stock Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, that, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

d) Pro Rata Distributions. During such time as this Warrant is outstanding, if the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Warrant, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution (provided, however, that, to the extent that the Holder's right to participate in any such Distribution would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any shares of Common Stock as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation). To the extent that this Warrant has not been partially or completely exercised at the time of such Distribution, such portion of the Distribution shall be held in abeyance for the benefit of the Holder until the Holder has exercised this Warrant.

18

e) Fundamental Transaction. If, at any time while this Warrant is outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (ii) the Company (or any Subsidiary), directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of the Company’s assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the voting power of the common equity of the Company, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of shares of Common Stock or any compulsory share exchange pursuant to which the shares of Common Stock are effectively converted into or exchanged for other securities, cash or property, or (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, merger or scheme of arrangement) with another Person or group of Persons whereby such other Person or group acquires more than 50% of the voting power of the common equity of the Company (each a “Fundamental Transaction”), then, upon any subsequent exercise of this Warrant, the Holder shall have the right to receive, for each Warrant Share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, at the option of the Holder (without regard to any limitation in Section 2(e) on the exercise of this Warrant), the number of shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which this Warrant is exercisable immediately prior to such Fundamental Transaction (without regard to any limitation in Section 2(e) on the exercise of this Warrant). For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction. Notwithstanding anything to the contrary, in the event of a Fundamental Transaction, the Company or any Successor Entity (as defined below) shall, at the Holder’s option, exercisable at any time concurrently with, or within thirty (30) days after, the consummation of the Fundamental Transaction (or, if later, the date of the public announcement of the applicable Fundamental Transaction), purchase this Warrant from the Holder by paying to the Holder, as described below, an amount of consideration equal to the Black Scholes Value (as defined below) of the remaining unexercised portion of this Warrant on the date of the consummation of such Fundamental Transaction, provided, however, that, if the Fundamental Transaction is not within the Company’s control, including not approved by the Company’s Board of Directors, Holder shall only be entitled to receive from the Company or any Successor Entity, as of the date of the consummation of such Fundamental Transaction the same type or form of consideration (and in the same proportion), valued at the Black Scholes Value of the unexercised portion of this Warrant, that is being offered and paid to the holders of Common Stock of the Company in connection with the Fundamental Transaction, whether that consideration be in the form of cash, stock or any combination thereof, or whether the holders of Common Stock are given the choice to receive from among alternative forms of consideration in connection with the Fundamental Transaction; provided further, that if holders of Common Stock of the Company are not offered or paid any consideration in such Fundamental Transaction, such holders of Common Stock will be deemed to have received shares of the Successor Entity (which Successor Entity may be the Company following such Fundamental Transaction) in such Fundamental Transaction. “Black Scholes Value” means the value of this Warrant based on the Black-Scholes Option Pricing Model obtained from the “OV” function on Bloomberg determined as of the day of consummation of the applicable Fundamental Transaction for pricing purposes and reflecting (A) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the time between the date of the public announcement of the applicable contemplated Fundamental Transaction and the Termination Date, (B) an expected volatility equal to 100 day volatility obtained from the HVT function on Bloomberg (determined utilizing a 365-day annualization factor) as of the Trading Day immediately following the public announcement of the applicable Fundamental Transaction, (C) the underlying price per share used in such calculation shall be the greater of (i) the sum of the price per share being offered in cash, if any, plus the value of any non-cash consideration, if any, being offered in such Fundamental Transaction and (ii) the highest VWAP during the period beginning on the Trading Day immediately preceding the announcement of the applicable Fundamental Transaction (or the consummation of the applicable Fundamental Transaction, if earlier) and ending on the Trading Day of the Holder’s request pursuant to this Section 3(e) and (D) a remaining option time equal to the time between the date of the public announcement of the applicable Fundamental Transaction and the Termination Date and (E) a zero cost of borrow. The payment of the Black Scholes Value will be made by wire transfer of immediately available funds within five Business Days of the Holder’s election (or, if later, on the effective date of the Fundamental Transaction). The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Company under this Warrant and the other Transaction Documents in accordance with the provisions of this Section 3(e) pursuant to written agreements in form and substance reasonably satisfactory to the Holder prior to such Fundamental Transaction and shall, at the option of the Holder, deliver to the Holder in exchange for this Warrant a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Warrant which is exercisable for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) prior to such Fundamental Transaction, and with an exercise price which applies the exercise price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such exercise price being for the purpose of protecting the economic value of this Warrant immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Warrant and the other Transaction Documents referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Warrant and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Company herein.

19

f) Calculations. All calculations under this Section 3 shall be made to the nearest cent or the nearest 1/100th of a share of Common Stock, as the case may be. For purposes of this Section 3, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding treasury shares, if any) issued and outstanding.

g) Notice to Holder.

i. Adjustment to Exercise Price. Whenever the Exercise Price is adjusted pursuant to any provision of this Section 3, the Company shall promptly deliver to the Holder by facsimile or email a notice setting forth the Exercise Price after such adjustment and any resulting adjustment to the number of Warrant Shares and setting forth a brief statement of the facts requiring such adjustment.

ii. Notice to Allow Exercise by Holder. If (A) the Company shall declare a dividend (or any other distribution in whatever form) on the shares of Common Stock, (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the shares of Common Stock, (C) the Company shall authorize the granting to all holders of the shares of Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company (or any of its Subsidiaries) is a party, any sale or transfer of all or substantially all of its assets, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property, or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be delivered by facsimile or email to the Holder at its last facsimile number or email address as it shall appear upon the Warrant Register of the Company, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the shares of Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the shares of Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided in this Warrant constitutes, or contains, material, non-public information regarding the Company or any of the Subsidiaries, the Company shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K. The Holder shall remain entitled to exercise this Warrant during the period commencing on the date of such notice to the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

20

h) Voluntary Adjustment By Company. Subject to the rules and regulations of the Trading Market, the Company may at any time during the term of this Warrant reduce the then current Exercise Price to any amount and for any period of time deemed appropriate by the board of directors of the Company.

Section 4. Transfer of Warrant.

a) Transferability. Pursuant to FINRA Rule 5110(e)(1)(A), neither this Warrant nor any Warrant Shares issued upon exercise of this Warrant shall be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of the Purchase Agreement, which is the date of the commencement of sales of the Securities in the Offering, except the transfer of any security as set forth in FINRA Rule 5110(e)(1)(A). Subject to compliance with applicable securities laws, this Warrant and all rights hereunder (including, without limitation, any registration rights) are transferable, in whole or in part, upon surrender of this Warrant at the principal office of the Company or its designated agent, together with a written assignment of this Warrant substantially in the form attached hereto duly executed by the Holder or its agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such transfer. Upon such surrender and, if required, such payment, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees, as applicable, and in the denomination or denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be cancelled. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company unless the Holder has assigned this Warrant in full, in which case, the Holder shall surrender this Warrant to the Company within three (3) Trading Days of the date on which the Holder delivers an assignment form to the Company assigning this Warrant in full. The Warrant, if properly assigned in accordance herewith, may be exercised by a new holder for the purchase of Warrant Shares without having a new Warrant issued.

21

b) New Warrants. This Warrant may be divided or combined with other Warrants upon presentation hereof at the aforesaid office of the Company, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the Holder or its agent or attorney. Subject to compliance with Section 4(a), as to any transfer which may be involved in such division or combination, the Company shall execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice. All Warrants issued on transfers or exchanges shall be dated the initial issuance date of this Warrant and shall be identical with this Warrant except as to the number of Warrant Shares issuable pursuant thereto.

c) Warrant Register. The Company shall register this Warrant, upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Holder hereof from time to time. The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

Section 5. Miscellaneous.

a) No Rights as Stockholder Until Exercise; No Settlement in Cash. This Warrant does not entitle the Holder to any voting rights, dividends or other rights as a stockholder of the Company prior to the exercise hereof as set forth in Section 2(d)(i), except as expressly set forth in Section 3. Without limiting any rights of a Holder to receive Warrant Shares on a “cashless exercise” pursuant to Section 2(c) or to receive cash payments pursuant to Section 2(d)(i) and Section 2(d)(iv) herein, in no event shall the Company be required to net cash settle an exercise of this Warrant.

b) Loss, Theft, Destruction or Mutilation of Warrant. The Company covenants that upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant or any stock certificate relating to the Warrant Shares, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it (which, in the case of the Warrant, shall not include the posting of any bond), and upon surrender and cancellation of such Warrant or stock certificate, if mutilated, the Company will make and deliver a new Warrant or stock certificate of like tenor and dated as of such cancellation, in lieu of such Warrant or stock certificate.

22

c) Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Trading Day, then such action may be taken or such right may be exercised on the next succeeding Trading Day.

d) Authorized Shares.

The Company covenants that, during the period the Warrant is outstanding, it will reserve from its authorized and unissued shares of Common Stock a sufficient number of shares to provide for the issuance of the Warrant Shares upon the exercise of any purchase rights under this Warrant. The Company further covenants that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of issuing the necessary Warrant Shares upon the exercise of the purchase rights under this Warrant. The Company will take all such reasonable action as may be necessary to assure that such Warrant Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of the Trading Market upon which the Common Stock may be listed. The Company covenants that all Warrant Shares which may be issued upon the exercise of the purchase rights represented by this Warrant will, upon exercise of the purchase rights represented by this Warrant and payment for such Warrant Shares in accordance herewith, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges created by the Company in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue).

Except and to the extent as waived or consented to by the Holder, the Company shall not by any action, including, without limitation, amending its certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of Holder as set forth in this Warrant against impairment. Without limiting the generality of the foregoing, the Company will (i) not increase the par value of any Warrant Shares above the amount payable therefor upon such exercise immediately prior to such increase in par value, (ii) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares upon the exercise of this Warrant and (iii) use commercially reasonable efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof, as may be, necessary to enable the Company to perform its obligations under this Warrant.

Before taking any action which would result in an adjustment in the number of Warrant Shares for which this Warrant is exercisable or in the Exercise Price, the Company shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any public regulatory body or bodies having jurisdiction thereof.

23

e) Jurisdiction. All questions concerning the construction, validity, enforcement and interpretation of this Warrant shall be determined in accordance with the provisions of the Purchase Agreement.

f) Restrictions. The Holder acknowledges that the Warrant Shares acquired upon the exercise of this Warrant, if not registered, and the Holder does not utilize cashless exercise, will have restrictions upon resale imposed by state and federal securities laws.

g) Nonwaiver and Expenses. No course of dealing or any delay or failure to exercise any right hereunder on the part of Holder shall operate as a waiver of such right or otherwise prejudice the Holder’s rights, powers or remedies. Without limiting any other provision of this Warrant or the Purchase Agreement, if the Company willfully and knowingly fails to comply with any provision of this Warrant, which results in any material damages to the Holder, the Company shall pay to the Holder such amounts as shall be sufficient to cover any costs and expenses including, but not limited to, reasonable attorneys’ fees, including those of appellate proceedings, incurred by the Holder in collecting any amounts due pursuant hereto or in otherwise enforcing any of its rights, powers or remedies hereunder.

h) Notices. Any notice, request or other document required or permitted to be given or delivered to the Holder by the Company shall be delivered in accordance with the notice provisions of the Purchase Agreement.

i) Limitation of Liability. No provision hereof, in the absence of any affirmative action by the Holder to exercise this Warrant to purchase Warrant Shares, and no enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder for the purchase price of any Common Stock or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

j) Remedies. The Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Warrant. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant and hereby agrees to waive and not to assert the defense in any action for specific performance that a remedy at law would be adequate.

k) Successors and Assigns. Subject to applicable securities laws, this Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company and the successors and permitted assigns of Holder. The provisions of this Warrant are intended to be for the benefit of any Holder from time to time of this Warrant and shall be enforceable by the Holder or holder of Warrant Shares.

24

l) Amendment. This Warrant may be modified or amended or the provisions hereof waived with the written consent of the Company and the Holder.

m) Severability. Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Warrant.

n) Headings. The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

********************

(Signature Page Follows)

25

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its officer thereunto duly authorized as of the date first above indicated.

UPEXI, INC.

By:
Name: Title:

26

NOTICE OF EXERCISE

To: UPEXI, INC.

(1) The undersigned hereby elects to purchase ________ Warrant Shares of the Company pursuant to the terms of the attached Warrant (only if exercised in full), and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any.

(2) Payment shall take the form of (check applicable box):

[  ] in lawful money of the United States; or

[ ] [if permitted the cancellation of such number of Warrant Shares as is necessary, in accordance with the formula set forth in subsection 2(c), to exercise this Warrant with respect to the maximum number of Warrant Shares purchasable pursuant to the cashless exercise procedure set forth in subsection 2(c).

(3) Please issue said Warrant Shares in the name of the undersigned or in such other name as is specified below:

_______________________________

The Warrant Shares shall be delivered to the following DWAC Account Number:

_______________________________

_______________________________

[SIGNATURE OF HOLDER]

Name of Investing Entity: ________________________________________________________________________

Signature of Authorized Signatory of Investing Entity: _________________________________________________

Name of Authorized Signatory: ___________________________________________________________________

Title of Authorized Signatory: ____________________________________________________________________

Date: ________________________________________________________________________________________

27

EXHIBIT B

ASSIGNMENT FORM

(To assign the foregoing Warrant, execute this form and supply required information. Do not use this form to purchase shares.)

FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to

Name:	______________________________________
(Please Print)

Address:	______________________________________
Phone Number: Email Address:	(Please Print) ______________________________________ ______________________________________

Dated: _______________ __, ______

Holder’s Signature: ______________________

Holder’s Address: ______________________

28